                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               Nucor Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


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     (4) Date Filed:

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

                                [LOGO OF NUCOR]

  2100 Rexford Road  Charlotte, North Carolina 28211  Phone 704/366-7000  Fax
                                 704/362-4208

       NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

                                ANNUAL MEETING

  The 2000 annual meeting of stockholders of Nucor Corporation will be held in Room C on the 11th Floor of Chase Manhattan Bank, 270 Park Avenue (between 47th and 48th Streets), New York City, at 1:30 p.m. on Thursday, May 11, 2000, to elect three directors for three years (and to conduct such other business as may properly come before the meeting).

  Stockholders of record at the close of business on March 13, 2000, are entitled to notice of and to vote at the meeting.

  It is important that you vote. Please sign and promptly return the enclosed proxy card, in the enclosed envelope, to ensure that you will be represented at the meeting. Your prompt attention is requested.

                         By order of the Board of Directors,

                                             H. DAVID AYCOCK

                                     Chairman, President and
                                     Chief Executive Officer

March 20, 2000

         PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

                              GENERAL INFORMATION

  The enclosed proxy is being solicited by the Board of Directors of Nucor for use at the 2000 annual meeting of stockholders to be held on Thursday, May 11, 2000, and any adjournment. The proxy may be revoked by the stockholder by letter to the Secretary of Nucor received before the meeting, or by utilizing a ballot at the meeting. In addition to solicitation by mail, arrangements may be made with third parties, including brokerage firms and other custodians, nominees, and fiduciaries, the cost of which will by paid by Nucor.

  The total number of outstanding shares of common stock as of February 29, 2000 was 86,360,986. Only stockholders of record at the close of business on March 13, 2000 are entitled to notice of, and to vote at, the meeting. A majority of the outstanding shares constitutes a quorum. In voting on matters other than the election of directors, each stockholder has one vote for each share of stock held. With respect to the election of directors, stockholders have cumulative voting rights, which means that each stockholder has the number of votes equal to the number of shares held times the number of directors to be elected. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. For matters other than the election of directors, abstentions are counted in tabulations of votes cast on proposals presented to stockholders, and have the effect of voting against such proposals; broker non-votes are not counted for purposes of determining whether a proposal has been approved. Directors are elected by plurality vote; thus, any shares not voted (abstention, broker non-vote or otherwise) have no effect. Unless otherwise specified, matters other than the election of directors require the vote of a majority of the shares represented at the meeting. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting, and is not revoked by the stockholder, and will give to the persons appointed as proxies the discretionary authority to cumulate votes.

  At December 31, 1999, FMR Corporation (Fidelity Funds) beneficially owned, with voting and investment power, 9,443,553 shares (10.84%); State Farm Mutual Automobile Insurance Company and related entities beneficially owned, with voting and investment power, 7,073,276 shares (8.12%); and Barclays Global Investors, N.A. and related entities beneficially owned, with voting and investment power, 4,521,292 shares (5.19%).

  The 1999 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement. Any stockholder proposal intended to be included in Nucor's proxy statement for its 2001 annual meeting of stockholders must be received by Nucor not later than November 20, 2000.

                             ELECTION OF DIRECTORS

  Nucor's Board of Directors recommends that Nucor's stockholders vote FOR the election of directors.

  Nucor's Board of Directors is divided into three classes. The terms of three directors, H. David Aycock, Harvey B. Gantt and Samuel Siegel, expire in 2000, and therefore three places on Nucor's Board are to be filled at the 2000 annual meeting of stockholders. It is intended that votes will be cast pursuant to the enclosed proxy (unless authority is specifically withheld) for re-election of Mr. Aycock, Mr. Gantt and Mr. Siegel as directors for terms expiring in 2003 and until their successors are elected and qualified. They have agreed to continue to serve as directors if elected. If they should become unable to serve, the enclosed proxy will be voted for the election of such other persons, if any, as Nucor's Board of Directors may designate.

  Nucor's Board of Directors recommends a vote FOR the election of directors. Unless otherwise specified, proxies will be voted FOR the election of directors.

  The following table sets forth certain information about all of the directors, as of February 29, 2000:

                                                                    Common stock
                        Principal occupation                       "beneficially
                        and directorships in                        owned" (and
                                other            Director  Term      percent of
    Name (and age)        public companies        since   expires  class) (Note)
 H. David Aycock (69) Chairman of Nucor            1971    2000     630,236  (.73%)
                      (effective January 1,
                      1999); Former President
                      of Nucor (until 1991);
                      Director, Bowater
                      Incorporated

 Peter C. Browning    President and Chief          1999    2002         560     --
  (58)                Executive Officer,
                      Sonoco Products Company;
                      Director,
                      Wachovia Corporation and
                      Lowe's Companies, Inc.

 Harvey B. Gantt (57) Partner, Gantt Huberman      1999    2000         500     --
                      Architects

 Victoria F. Haynes   President, Research          1999    2002         200     --
  (52)                Triangle Institute;
                      Director, The Lubrizol
                      Corporation

 James D. Hlavacek    Managing Director,           1996    2001       1,700     --
  (56)                Market Driven Management

 Samuel Siegel (69)   Vice Chairman of Nucor;      1968    2000     255,242  (.30%)
                      Former Chief Financial
                      Officer of Nucor
                      (from 1965 to 1999)

 All 24 directors and senior officers as a                        1,507,739 (1.75%)
  group (including those named above)

Note
Common stock "beneficially owned" includes (as defined by the rules of the Securities and Exchange Commission), the following shares not owned by the above-named persons, but which they have the right to acquire pursuant to the exercise of stock options: Mr. Aycock, 4,845; Mr. Siegel, 10,162; all directors and senior officers as a group (including those named above), 179,023. The above-named persons had sole voting and investment power (and shared voting and investment power) over shares "beneficially owned", as follows: Mr. Aycock, 497,936 (132,300); Mr. Browning, 560 (none); Mr. Gantt, 500 (none); Ms. Haynes, 200 (none); Mr. Hlavacek, 1,700 (none); Mr. Siegel, 205,272 (49,970); all directors and senior officers as a group (including those named above) 1,306,560 (201,179).

  The Board of Directors of Nucor had seven meetings during 1999. The Board has a standing Audit Committee with the following functions: ratify the selection of the independent auditor; review the overall plan and scope of the annual audit; review annual financial statements; review the results of the annual audit; inquire into important accounting, reporting, control and audit matters; and report and make recommendations to the full Board. The members of the Audit Committee are Mr. Browning, Mr. Gantt, Ms. Haynes and Mr. Hlavacek. The Audit Committee held four meetings during 1999. The Board of Directors does not have a nominating or compensation committee; the Board itself performs these functions. Directors who are not senior officers are paid standard directors' fees of $8,750 quarterly and $1,100 for each meeting attended.

  The following table sets forth compensation information for the current and former chief executive officer and for the other four highest-compensated senior officers whose cash compensation exceeded $100,000 for 1999:

                                                              Summary Compensation Table

                                                                                  Long-Term
                                                       Annual Compensation      Compensation
                                                      --------------------- ---------------------
                                                                   Cash        Stock      Stock
                                                                Incentive    Incentive   Options
                                                        Base   Compensation Compensation Granted
Name (and age)            Principal Position(s)  Year  Salary     (Note)       (Note)    (shares)

H. David Aycock (69)      Chairman               1999 $358,082   $286,787     $212,398    4,845
                          (since January 1,
                          1999);
                          Chief Executive
                          Officer and President
                          (since June 3, 1999)

John D. Correnti (52)     Vice Chairman,         1999  159,707    127,909           --    2,510
                          President, Chief       1998  355,000    366,124      271,178    5,026
                          Executive Officer      1997  305,416    474,919      351,763    3,310
                          (until June 2, 1999)   1996  280,392    409,024      302,940    3,449
                                                 1995  242,300    631,537      467,797    2,162

Samuel Siegel (69)        Vice Chairman;         1999  282,000    225,853      167,288    3,633
                          Chief Financial        1998  270,000    278,460      206,259    3,769
                          Officer, Treasurer     1997  259,325    403,248      298,668    2,837
                          and Secretary (until   1996  250,350    365,200      270,504    2,955
                          retirement on          1995  242,300    631,537      467,797    2,433
                          December 31, 1999)

D. Michael Parrish (47)   Executive Vice         1999  230,000    184,206      136,428    3,214
                          President (since       1998  203,452    209,827      155,397    2,513
                          1998);                 1997  181,846    282,769      209,435    1,891
                          previously Vice        1996  163,085    237,901      176,205    1,970
                          President              1995  150,445    392,124      290,424    1,622

Joseph A. Rutkowski (45)  Executive Vice         1999  230,000    184,206      136,428    3,214
                          President (since       1998  173,364    178,797      132,432    2,513
                          1998);                 1997  161,021    250,386      185,423    1,891
                          previously Vice        1996  153,402    223,776      165,750    1,970
                          President              1995  140,500    366,203      271,230    1,622

Daniel R. DiMicco (49)    Executive Vice         1999  214,984    172,180      127,494    2,422
                          President (since       1998  201,000    207,298      153,538    2,513
                          1999);                 1997  194,835    302,967      224,412    1,891
                          previously Vice        1996  185,666    270,842      200,583    1,970
                          President              1995  174,900    455,864      337,666    1,622

Note
All of Nucor's employees, except senior officers, participate in various incentive compensation plans which are based on Nucor's profitability and productivity. In addition, all of Nucor's employees, except senior officers, participate in Nucor's Profit Sharing Plans, pursuant to which Nucor contributes at least 10% of each year's pre-tax earnings. Nucor's senior officers participate only in Nucor's Senior Officers Cash and Stock Incentive Compensation Plans, which are based on Nucor's profitability. Pursuant to the Senior Officers Incentive Plans, a portion (approximately 3.5% for 2000 and
1999) of each year's pre-tax earnings (as defined) in excess of an earnings base ($240,000,000 for 2000 and 1999) is payable to senior officers, partly in cash and partly in stock, as incentive compensation. The cash and stock are allocated for each year to senior officers according to base salary. Since the inception of the Senior Officers Incentive Plans in 1966, the earnings base (below which nothing is payable) has been increased eighteen times, from $500,000 to the present $240,000,000. Pursuant to the Senior Officers Incentive Stock Plan, the above-named persons held shares of stock, which have been issued during the 34 years since the 1966 effective inception of the Stock Plan, and which were restricted as to transfer at December 31, 1999 (with "value" as defined by the rules of the Securities and Exchange Commission) as follows: Mr. Aycock, none; Mr. Correnti, none; Mr. Siegel, none ; Mr. Parrish, 17,863 ($979,116); Mr. Rutkowski, 14,178 ($777,132); Mr.
DiMicco, 17,755 ($973,196).

  Mr. Siegel served Nucor as a senior officer for more than 34 years, until his retirement on December 31, 1999. He will continue to serve as Nucor's Vice Chairman. Mr. Siegel will receive $260,000 per year as consideration for his agreement not to compete with Nucor for five years.

  Mr. Correnti received $381,000 upon his resignation as Vice Chairman, President and Chief Executive Officer of Nucor on June 2, 1999.

  Nucor's President and all five Executive Vice Presidents will receive their base salary as consideration for their agreements not to compete with Nucor for up to three years after cessation of employment.

  The following tables set forth stock option information for the current and former chief executive officer and for the other four highest-compensated senior officers whose cash compensation exceeded $100,000 for 1999:

                      Stock Option Grants in 1999 (Note)

                                                                          Potential Realizable
                                                                                Value of
                                                                        Stock Options Granted in
                               Stock Options Granted in 1999                      1999
                     -------------------------------------------------- -------------------------
                     Number Percent of Total                             5% Annual    10% Annual
                       of      Granted to    Exercise    Expiration     Stock Price  Stock Price
Name                 Shares  All Employees    Price         Date        Appreciation Appreciation

H. David Aycock      2,510        1.2%        $43.82  February 28, 2006   $44,776      $104,348
                     2,335        1.1%         47.10    August 31, 2006    44,772       104,338

John D. Correnti     2,510        1.2%         43.82  February 28, 2006    44,776       104,348

Samuel Siegel        1,882        0.9%         43.82  February 28, 2006    33,573        78,240
                     1,751        0.8%         47.10    August 31, 2006    33,574        78,243

D. Michael Parrish   1,665        0.8%         43.82  February 28, 2006    29,702        69,219
                     1,549        0.7%         47.10    August 31, 2006    29,701        69,216

Joseph A. Rutkowski  1,665        0.8%         43.82  February 28, 2006    29,702        69,219
                     1,549        0.7%         47.10    August 31, 2006    29,701        69,216

Daniel R. DiMicco    1,255        0.6%         43.82  February 28, 2006    22,388        52,174
                     1,167        0.6%         47.10    August 31, 2006    22,377        52,147

Note
147 key employees, including senior officers, participate in Nucor's Key Employees Incentive Stock Option Plans, pursuant to which stock options are granted at 100% of the market value on the date of grant. During 1999, key employees, other than the above-named senior officers, were granted stock options for 189,621 shares (91% of the total stock options granted to all employees), at the same exercise prices and expiration dates as the above-named senior officers. The potential realizable value of stock options granted to these other key employees was $3,508,099 at 5% annual stock price appreciation and $8,175,363 at 10% annual stock price appreciation. Due to his resignation, Mr. Correnti forfeited 2,510 stock options granted in 1999. Due to his retirement, Mr. Siegel forfeited 1,751 stock options granted in 1999.

                        Stock Option Exercises in 1999
                  and Year-End 1999 Stock Option Data (Note)

                                                                                 "Value" of Unexercised
                                                        Number of Unexercised      In-the-Money Stock
                                                            Stock Options                Options
                     Stock Options Exercised in 1999      at Year-End 1999          at Year-End 1999
                     -------------------------------- ------------------------- -------------------------
Name                 Shares Acquired "Value" Realized Exercisable Unexercisable Exercisable Unexercisable

H. David Aycock            none             none         2,510        2,335       27,591       18,009

John D. Correnti          2,900          $26,622          none         none         none         none

Samuel Siegel             2,574           41,283        11,302        1,751       49,145       13,505

D. Michael Parrish         none             none         9,661        1,549       64,693       11,947

Joseph A. Rutkowski        none             none         9,661        1,549       64,693       11,947

Daniel R. DiMicco          none             none         9,251        1,167       60,186        9,000

Note
"Value" (as defined by the rules of the Securities and Exchange Commission) is the excess of the market price over the exercise price. During 1999, key employees, other than the above-named senior officers, acquired 45,259 shares on exercise of stock options, with a "value" realized of $596,496. At year-end 1999, these other key employees had 634,581 unexercised stock options, 541,234 of which were exercisable and 93,347 were unexercisable. At year-end 1999, these other key employees had unexercised in-the-money stock options, with a "value" of $3,577,849 for exercisable stock options, and $719,939 for unexercisable stock options.

           BOARD OF DIRECTORS REPORT ON SENIOR OFFICERS COMPENSATION

  Nucor's senior officers compensation program is significantly oriented towards Nucor's Senior Officers Cash and Stock Incentive Compensation Plans. These Senior Officers Incentive Plans directly link Nucor's performance and the senior officers' compensation. All of Nucor's senior officers, including the chief executive officer, participate in the Senior Officers Incentive Plans. These Senior Officers Incentive Plans began in 1966 and are based solely on Nucor's profitability, with a portion of each year's pre-tax earnings in excess of an earnings base payable to senior officers, partly in cash and partly in stock. The cash and stock are allocated for each year to senior officers according to base salary. Nucor's Board of Directors reviews national surveys of the base salaries and total compensation of chief executive officers and senior officers in manufacturing companies with sales, assets and capital comparable to Nucor. Nucor's Board of Directors then sets the base salaries of Nucor's chief executive officer and senior officers at a low level compared with the median for comparable positions in such other manufacturing companies. Nucor's Board of Directors then also sets the earnings base for the Senior Officers Incentive Plans (below which nothing is payable), taking into consideration Nucor's growth, profitability and capital. Since the inception of the Senior Officers Incentive Plans in 1966, this earnings base (below which nothing is payable) has been increased eighteen times, from $500,000 to the present $240,000,000.

  All of Nucor's 147 key employees, including senior officers, participate in Nucor's Key Employees Incentive Stock Option Plans. Under the Incentive Stock Option Plans, stock options are granted at 100% of the market value on the date of grant. Stock option grants to Nucor's chief executive officer and senior officers are substantially below the median for comparable positions in manufacturing companies with sales, assets and capital comparable to Nucor. The dollar amount of options granted for key employees is established by Nucor's Board of Directors. The Incentive Stock Option Plans provide incentive for all key employees, including the chief executive officer and senior officers, by further identifying their interests with those of Nucor's stockholders, since these key employees benefit only if Nucor's stockholders benefit by increases in Nucor's stock price.

  Nucor's senior officers do not participate in Nucor's Profit Sharing Plans. Nucor's senior officers do not participate in any pension plan.

  Nucor has received commendations for its long-term policy (more than 30 years) of linking senior officers compensation to Nucor's performance. Since 1965, Nucor's sales have increased 18,000%; Nucor's net earnings have increased 387,000%; Nucor's stockholders' equity has increased 297,000%; and the total market value of Nucor's common stock has increased 31,000%. Nucor's entire Board of Directors performs the functions of determining senior officers' compensation and rendering this report. Members of the Board who performed these functions for 1999 were: H. David Aycock, Peter C. Browning, Harvey B. Gantt, Victoria F. Haynes, James D. Hlavacek and Samuel Siegel.

                            STOCK PERFORMANCE GRAPH

                                                   This graphic comparison
                                                  assumes the investment of
                                                  $100 in Nucor Common Stock,
                                                  $100 in the S&P 500 Index,
                                                  and $100 in the S&P Steel
                                                  Group Index, all at year-end
                                                  1994. The resulting
                                                  cumulative total return
                                                  assumes that cash dividends
                                                  were reinvested. Nucor
                                                  Common Stock comprised 39%
                                                  of the S&P Steel Group Index
                                                  at year-end 1999 (36% at
                                                  year-end 1994).
                   Comparison of Five Year Cumulative Return

                                    [GRAPH]

Measurement Period       Nucor      S&P 500      S&P Steel Group
    (year)            Corporation    Index

     1994               100.00      100.00           100.00
     1995               103.71      137.58            92.73
     1996                93.16      169.17            82.79
     1997                88.95      225.60            84.23
     1998                80.47      290.08            73.01
     1999               103.09      351.12            90.04

                                 OTHER MATTERS

  Nucor's Board of Directors does not intend to present any matters to the meeting other than as set forth above, and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, it is intended that the persons named in the enclosed proxy will vote such proxy according to their best judgment.

  Nucor's financial statements are audited by PricewaterhouseCoopers LLP. A representative of that firm will be present at the meeting with an opportunity to make a statement and answer appropriate questions.

                        By order of the Board of Directors,

                                            H. DAVID AYCOCK
                                    Chairman, President and
March 20, 2000                      Chief Executive Officer

         PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

                                                                        APPENDIX


                      Please sign, date, detach and mail
                             the proxy card below
                             as soon as possible!


                      ----------------------------------

                                     NUCOR

                        Annual Meeting of Stockholders
                                 May 11, 2000








--------------------------------------------------------------------------------

                                     NUCOR
PROXY         2100 Rexford Road, Charlotte, North Carolina 28211
                   Phone (704) 366-7000   Fax (704) 362-4208

  Proxy solicited on behalf of Board of Directors of Nucor Corporation for 2000 annual meeting of stockholders, to be held at 1:30 P.M. on Thursday, May 11, 2000, in Room C on the 11th Floor of Chase Manhattan Bank, 270 Park Avenue (between 47th and 48th Streets), New York City.

  H. David Aycock and Terry S. Lisenby, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2000 annual meeting of stockholders, and any adjournment, on the following proposal, as set forth in the proxy statement, and upon such other matters as may properly come before the meeting:

      Elect three directors for three years
      (Nucor's Board of Directors recommends a vote FOR)
                                                    ---
    This proxy will be voted FOR the proposal, unless otherwise indicated.
                             ---

                    PLEASE SIGN AND DATE ON THE OTHER SIDE

                      Please sign, date, detach and mail
                             the proxy card below
                             as soon as possible!


                       ---------------------------------


                                     NUCOR

                        Annual Meeting of Stockholders
                                 May 11, 2000






                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example

Nucor's Board of Directors recommends that you vote FOR
                                                    ---

                            VOTE
                FOR       WITHHELD
Elect           [_]         [_]    Nominees:
as directors                        H. David Aycock
the three                           Harvey B. Gantt
nominees                            Samuel Siegel

(To substitute your vote for any nominee, strike a line through that person's name.)


                         This proxy will be voted FOR the proposal unless otherwise indicated. If you wish to follow the recommendation of Nucor's Board of Directors. It is not necessary to check any of the boxes.

                         PLEASE SIGN, DATE AND RETURN PROMPTLY
                         IN ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

Signed                                                      Dated         , 2000
      -----------------------------------------------------      ---------
      (Please sign your name exactly as printed.)